Exhibit 23.2


                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement of AOL Time Warner Inc. ("AOL Time Warner") on Form S-8 pertaining to the AOL Time Warner Savings Plan, the AOL Time Warner Thrift Plan and the TWC Savings Plan of our report dated January 30, 2002 with respect to the financial statements and schedule of Time Warner Telecom Inc. for the year ended December 31, 2001, incorporated by reference in AOL Time Warner's Annual Report on Form 10-K for the year ended December 31, 2001, as amended, filed with the Securities and Exchange Commission .




                                                     /s/ ERNST & YOUNG, LLP

Denver, Colorado
January 27, 2003